Press Release

Megola Inc. Secures Equity Line of Credit Through Tangiers Investors, LP

POINT EDWARD, ON—(Marketwire - July 16, 2010) - Megola Inc. (OTCBB: MGON) is pleased to announce it has secured capital funding for up to $5,000,000 through an Equity Line of Credit with Tangiers Investors, LP.

Tangiers Investors, LP will provide funding in exchange for common shares from Megola over a two year period based on individual draws of up to $250,000 to a maximum of $5,000,000. The Line of Credit will be used, as required, to fund product inventory, ongoing testing and certifications, working capital and to support general corporate purposes including sales and marketing.

Joel Gardner, President and CEO of Megola, Inc., stated, "Megola is committed to building on its efforts to date as we continue to commercialize the Hartindo Anti-Fire product line as well as re-energize our efforts in bringing our ScaleGuard product line forward. Securing an Equity Line provides the means to ensure we are adequately capitalized to meet the requirements of our customers and can fully achieve our aggressive business plan. The Equity Line offering from Tangiers is available for funding and exercisable at the company's discretion and does not hinder our efforts to raise capital by more traditional means if they become available. In these uncertain times, it is critical that we have in place the necessary means to ensure we can meet all of our operational and growth requirements should we experience future disruptions to our normal business plans."

On July 16, 2010, the Company entered into a Securities Purchase Agreement with Tangiers Investors, LP ("Tangiers"). Pursuant to the Securities Purchase Agreement, the Company may, at its discretion, periodically sell to Tangiers shares of the Company's common stock for a total purchase price of up to $5 million. For each share of common stock purchased under the Securities Purchase Agreement, Tangiers will pay the Company 85% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the five days immediately following the notice date. The price paid by Tangiers for the Company's stock shall be determined as of the date of each individual request for an advance under the Securities Purchase Agreement. Tangiers' obligation to purchase shares of the Company's common stock under the Securities Purchase Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of the Company's common stock sold under the Securities Purchase Agreement and is limited to $250,000 per 10 consecutive trading days after the advance notice is provided to Tangiers.

"The Board and Management have reviewed a number of potential financing options and in these challenging financial times, especially for developmental companies, we are pleased that Tangiers has committed to provide Megola with the necessary funding to enable us to achieve our corporate objectives. This vote of confidence is based on Tangiers' due diligence on Megola and shows them to be an ideal financial partner that understands our business and growth strategy. This is a major milestone in the progress of Megola," said Darryl Germain, Megola's Chief Operating Officer. "We considered that a $5 million equity line of credit could be considered dilutive for Megola's shareholders, however, it is important to note that our access to these funds is based on a combination of share price and share volume and that both Megola and Tangiers are motivated to ensure we increase both of these factors on a go-forward basis. Of all the financing opportunities available to us, this type of transaction allows the Company to draw cash when management determines it. This ensures the Company will be able to continue to meet its obligations. As sales increase, the need for the facility will begin to disappear. The sales contracts we have signed and the products we will continue to market should ultimately enable the Company to eventually finance its growth without this type of credit facility."

Pursuant to the Securities Purchase Agreement, Tangiers will receive a one-time commitment fee of $250,000 worth of shares of the Company's restricted common stock to be issued in three tranches starting with an initial advance of $75,000 of restricted common shares 25 days following the execution of the Securities Purchase Agreement with a second tranche of $75,000 to be advanced 90 days after the first tranche or upon acceptance of the S-1 filing from the SEC and a third tranche of $100,000 to be advanced 90 days after that.

About Tangiers Investors, LP

Tangiers Investors, LP is a Southern California based asset manager that raises, invests, and manages alternative investment funds. The objective of Tangiers Investors, LP is to provide the best possible risk-return tradeoff by making direct investments into foreign and domestic private and public micro-cap companies. This is done through the acquisition of stock, convertible debt, warrants, and other instruments from target companies at a substantial discount. Tangiers Investors, LP will play a significant role in the formation of liquidity events for its private investments, assisting companies in the alternative public offering market through a variety of services.

For more info on Megola Inc., please visit www.megola.com

As of July 6, 2010, the Common Share structure for Megola is as follows:

Authorized:	200,000,000

Outstanding:	29,998,905

Restricted:	7,099,087

Float:	22,899,818

Shareholders and investors are strongly cautioned against placing undue reliance on information set forth in these communications in making any investment decisions concerning our securities.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:
Megola Inc.
Daniel Gardner
1 888 558 6389
IRinfo@megola.com
http://www.megola.com